Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this joint Registration Statement on Form S-8, of Carnival Corporation and Carnival plc of our report dated January 28, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to effects of COVID-19, which have impacted the Company’s financial results and liquidity as discussed in Note 2, as to which the date is March 31, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Carnival Corporation and Carnival plc’s Current Report on Form 8-K dated March 31, 2020.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

April 9, 2020